EXHIBIT (9)(c)

                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of this 1st day of January, 1995, by and between FIRST AMERICAN FUNDS, INC. a Minnesota corporation (the "Fund"), and SEI Financial Management Corporation (the "Administrator"), a Delaware corporation.

         WHEREAS, the Fund is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of Common Stock; and

         WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such portfolios of the Fund as the Fund and the Administrator may agree on ("Portfolios") and as listed on the schedules attached hereto ("Schedules") and made a part of this Agreement, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

         ARTICLE 1. Retention of the Administrator. The Fund hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund.

         ARTICLE 2. Administrative Services. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Fund, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Directors of the Fund with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         The Administrator shall provide the Fund with regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Directors, the Administrator shall make reports to the Fund's Directors concerning the performance of its obligations hereunder.

         Without limiting the generality of the foregoing, the Administrator shall:

         (a) calculate contractual Fund expenses and control all disbursements for the Fund, and as appropriate compute the Fund's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

         (b) assist Fund counsel with the preparation of prospectuses, statements of additional information, registration statements, proxy materials;

         (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Fund's shares with state securities authorities, monitor sale of Fund shares for compliance with state securities laws and file with the appropriate state securities authorities the registration statements and reports for the Fund and the Fund's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Fund and the Fund's shares with state securities authorities to enable the Fund to make a continuous offering of its shares;

         (d) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Fund shareholders, and supervise and facilitate the solicitation of proxies solicited by the Fund for all shareholder meetings, including tabulation process for shareholder meetings;

         (e) prepare, negotiate and administer contracts on behalf of the Fund with, among others, the Fund's investment adviser, distributor, custodian, and transfer agent;

         (f) maintain the Fund's general ledger and prepare the Fund's financial statements, including expense accruals and payments, determine the net asset value of the Fund's assets and of the Fund's shares, and supervise the Fund's transfer agent with respect to the payment of dividends and other distributions to shareholders;

         (g) calculate performance data of the Fund and its portfolios for dissemination to information services covering the investment company industry;

         (h) coordinate and supervise the preparation and filing of the Fund's tax returns;

         (i) examine and review the operations and performance of the various organizations providing services to the Fund or any Portfolio of the Fund, including, without limitation, the Fund's investment adviser, distributor, custodian, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Directors, report to the Board on the performance of organizations;

         (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Fund's semi-annual and annual reports to shareholders;

         (k) provide internal legal and administrative services as requested by the Fund from time to time;

         (l) assist with the design, development and operation of the Fund, including new portfolio and class investment objectives, policies and structure;

         (m) provide individuals reasonably acceptable to the Fund's Board of Directors for nomination, appointment or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Fund's Board of Directors;

         (n) advise the Fund and its Board of Directors on matters concerning the Fund and its affairs;

         (o) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Fund's Board of Directors;

         (p) monitor and advise the Fund and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

         (q) perform all administrative services and functions of the Fund and each Portfolio to the extent administrative services and functions are not provided to the Fund or such Portfolio pursuant to the Fund's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

         (r) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Fund and the Administrator shall determine desirable; and

         (s) prepare and file with the SEC the semi-annual report for the Fund on Form N-SAR and all required notices pursuant to Rule 24f-2.

Also, the Administrator will perform other services for the Fund as agreed from time to time at the request of the Board of Directors, including, but not limited to performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Fund will pay the Administrator's out-of-pocket expenses.

         ARTICLE 3. Allocation of Charges and Expenses.

         (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Directors of the Fund to perform services on behalf of the Fund.

         (B) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the investment adviser to the Fund or any affiliated corporation of the Administrator or the investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

         ARTICLE 4. Compensation of the Administrator.

         (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Fund shall pay to the Administrator compensation at an annual rate specified in the Schedules. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Fund shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

         If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) Compensation from Transactions. The Fund hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11 (a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

         (C) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 7, the term "Administrator" shall include directors, officers, employees and other corporate agents of the Administrator as well as that corporation itself.)

         So long as the Administrator acts in good faith and with due diligence and without negligence, the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency and dividend disbursing relationships to the Fund or any other service rendered to the Fund hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith shall not affect the rights hereunder.

         The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Fund at any time for instructions and may consult counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Fund until receipt of written notice thereof from the Fund.

         ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and Shareholders of the Fund are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as a Shareholder or otherwise.

         ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in the Schedules.

         This Agreement shall not be assignable by either party without the written consent of the other party.

         ARTICLE 8. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Directors of the Fund, and (ii) by the vote of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Directors meeting called for the purpose of voting on such approval.

         For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Fund does not conflict with or violate any requirements of its Charter or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

         ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

         ARTICLE 10. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 11. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, at c/o Kevin P. Robins, General Counsel, SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087; and to its Secretary at the following address: Michael J. Radmer, Esq., Dorsey & Whitney, 220 South Sixth Street, Minneapolis, MN 55402-1498; and if to the Administrator at 680 East Swedesford Road, Wayne, PA 19087-1658.

         ARTICLE 12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Minnesota, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FIRST AMERICAN FUNDS, INC.
By: /s/ Kathryn L. Stanton
Attest: /s/ Richard Shoch

SEI FINANCIAL MANAGEMENT CORPORATION
By: /s/ Kathryn L. Stanton
Attest: /s/ Richard Shoch

                                    SCHEDULE
                         TO THE ADMINISTRATION AGREEMENT
                           DATED AS OF JANUARY 1, 1995
                                     BETWEEN
                           FIRST AMERICAN FUNDS, INC.
                                       AND
                      SEI FINANCIAL MANAGEMENT CORPORATION


Portfolios: This Agreement shall apply to all Portfolios of First American
            Funds, Inc., either now or hereafter created. The current portfolios of First American Investment Funds, Inc. are set forth below: Money, Institutional Money, Institutional Government, CT Government and CT Treasury (collectively, the "Portfolios").

Fees: Pursuant to Article 6, Section A, the Fund shall pay the Administrator compensation for services rendered to the Portfolios at an annual rate, which is calculated daily and paid monthly, at a maximum administrative fee equal to (i) .07% of each Portfolio's average daily net assets until the aggregate net assets of all First American funds exceed $8 billion and (ii) .055% of each Portfolio's average daily net assets to the extent that the aggregate net assets of all First American funds exceed $8 billion; provided, however, that in no event shall the annual administrative fee for any Portfolio be less than $50,000.

            The parties hereby confirm that the $50,000 per annum administrative fee is to be applied to each Portfolio as a whole, and not to separate classes of shares within the portfolios.

Term: Pursuant to Article 7, the term of this Agreement shall commence on January 1, 1995 and shall remain in effect through December 31, 1998 ("Initial Term"). This Agreement shall continue in effect for successive periods of 2 years after the Initial Term, unless terminated by either party on not less than 90 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non- breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the nonbreaching party may immediately terminate this Agreement.